The information in this preliminary pricing supplement is not complete and may be changed. We may not sell these securities until the pricing supplement, the accompanying product supplement and the accompanying prospectus (collectively, the “Offering Documents”) are delivered in final form. The Offering Documents are not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Pricing Supplement Dated March 25, 2019 Registration Statement No. 333-225551	March 2019 Filed pursuant to Rule 424(b)(2) (To Prospectus dated October 31, 2018 and Product Supplement dated October 31, 2018)

Structured Investments

Opportunities in International Equities

Contingent Income Auto-Callable Securities with Daily Coupon Observation due on or about September 30, 2021

$• Based on the Performance of the shares of the iShares® MSCI Brazil ETF

Contingent Income Auto-Callable Securities with Daily Coupon Observation (the “securities”) offer the opportunity for investors to earn a contingent payment with respect to each observation period during which the closing price of the underlying fund is equal to or greater than 65.00% of the initial price, which we refer to as the downside threshold level, on each trading day during the applicable observation period. If the closing price of the underlying fund is less than its downside threshold level on any trading day during an observation period, you will not receive any contingent payment for that observation period. In addition, if the closing price of the underlying fund is equal to or greater than the call threshold level on the last day of an observation period (each, an “observation end date”) other than the final determination date, the securities will be redeemed early for an amount per security equal to the stated principal amount plus any contingent payment otherwise payable with respect to the related observation period. If, however, on an observation end date the closing price of the underlying fund is less than the call threshold level, the securities will not be redeemed. Furthermore, UBS has elected to deliver cash in lieu of shares and investors will receive less than the stated principal amount, if anything, if the securities are not redeemed early and the closing price is less than the downside threshold level on the final determination date. In this case, you will suffer a percentage loss that is equal to the underlying return of the underlying fund over the term of the securities, and in extreme situations, you could lose all of your initial investment. Accordingly, the securities do not guarantee any return of principal at maturity. Investors will not participate in any appreciation of the underlying fund and must be willing to accept the risk of not receiving any contingent payments over the term of the securities. The securities are unsubordinated, unsecured debt obligations issued by UBS AG, and all payments on the securities are subject to the credit risk of UBS AG.

SUMMARY TERMS
Issuer:	UBS AG London Branch
Underlying fund:	Shares of the iShares® MSCI Brazil ETF (Bloomberg Ticker: “EWZ”)
Aggregate principal amount:	$•
Stated principal amount:	$1,000.00 per security
Issue price:	$1,000.00 per security (see “Commissions and issue price” below)
Pricing date:	Approximately March 26, 2019
Original issue date:	Approximately March 29, 2019 (3 business days after the pricing date). We expect to deliver each offering of the securities against payment on or about the third business day following the trade date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days (T+2), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the securities in the secondary market on any date prior to two business days before delivery of the securities will be required, by virtue of the fact that each security initially will settle in three business days (T+3), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.
Maturity date:	Approximately September 30, 2021, subject to postponement for certain market disruption events and as described under “General Terms of the Securities — Market Disruption Events” and “— Payment Dates — Maturity Date” in the accompanying product supplement.
Early redemption:	If, on any observation end date (other than the final determination date date), the closing price of the underlying fund is equal to or greater than the call threshold level, the securities will be redeemed early and we will pay the early redemption amount on the first contingent payment date immediately following the related observation date.
Early redemption amount:	The early redemption amount will be an amount equal to (i) the stated principal amount plus (ii) any contingent payment with respect to the related observation period.
Contingent payment:

▪ If the closing price is equal to or greater than the downside threshold level on each trading day during an observation period, we will pay a contingent payment of $30.625 (equivalent to 12.25% per annum of the stated principal amount) per security on the related contingent payment date.

▪ If the closing price is less than the downside threshold level on any trading day during an observation period, no contingent payment will be made with respect to that observation period.

Observation end dates:	June 26, 2019, September 26, 2019, December 26, 2019, March 26, 2020, June 26, 2020, September 28, 2020, December 28, 2020, March 26, 2021, June 28, 2021 and September 27, 2021, subject to postponement for non-trading days and certain market disruption events (as described under “General Terms of the Securities — Valuation Dates”, “— Final Valuation Date” and “— Market Disruption Events” in the accompanying product supplement). We also refer to September 27, 2021 as the final determination date. In the event that we make any change to the expected pricing date and original issue date, the calculation agent may adjust the observation end dates, as well as the final determination date and maturity date to ensure that the stated term of the securities remains the same. References in the accompanying product supplement to one or more “valuation dates” shall mean the observation end dates for purposes of the market disruption event provisions in the accompanying product supplement.
Contingent payment dates:	Three business days following the applicable observation end date on which the applicable observation period ends, except that the coupon payment date for the final observation period will be the maturity date.
Observation Period	The first observation period will consist of each day from but excluding the pricing date to and including the first observation end date. Each subsequent observation period will consist of each day from but excluding the prior observation end date to and including the next following observation end date. References in the accompanying product supplement to one or more “valuation periods” shall mean the observation periods for purposes of the market disruption event provisions in the accompanying product supplement.
Payment at maturity:	▪ If the final price is equal to or greater than the downside threshold level:	(i) the stated principal amount plus (ii) the contingent payment with respect to the final determination date
	▪ If the final price is less than the downside threshold level:	the cash value
UBS has elected to deliver to you cash in lieu of shares, and your payment at maturity for each security will be the cash value.
Exchange ratio:	The stated principal amount divided by the initial price.
Cash value:	The exchange ratio multiplied by the final price.
Call threshold level:	$•, which is equal to 100.00% of the initial price (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments for Securities Linked to an Underlying Equity or Equity Basket Asset” and “— Reorganization Events for Securities Linked to an Underlying Equity or Equity Basket Asset” in the accompanying product supplement).
Downside threshold level:	$•, which is equal to 65.00% of the initial price (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments for Securities Linked to an Underlying Equity or Equity Basket Asset” and “— Reorganization Events for Securities Linked to an Underlying Equity or Equity Basket Asset” in the accompanying product supplement).
Initial price:	$•, which is equal to the closing price of the Underlying Fund on the pricing date (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments for Securities Linked to an Underlying Equity or Equity Basket Asset” and “— Reorganization Events for Securities Linked to an Underlying Equity or Equity Basket Asset” in the accompanying product supplement).
Final price:	The closing price of the underlying fund on the final determination date.
CUSIP / ISIN:	90270KYX1 / US90270KYX17
Listing:	The securities will not be listed on any securities exchange.
Calculation Agent:	UBS Securities LLC
Commissions and issue price:	Price to Public(1)	Fees and Commissions(1)	Proceeds to Issuer
Per security	100.00%	2.00%(a) + 0.50%(b) 2.50%	97.50%
Total	$•	$•	$•

(1)

UBS Securities LLC will purchase from UBS AG the securities at the price to public less a fee of $25.00 per $1,000.00 stated principal amount of securities. UBS Securities LLC will agree to resell all of the securities to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”) at an underwriting discount which reflects:

(a) a fixed sales commission of $20.00 per $1,000.00 stated principal amount of securities that Morgan Stanley Wealth Management sells and

(b) a fixed structuring fee of $5.00 per $1,000.00 stated principal amount of securities that Morgan Stanley Wealth Management sells,

each payable to Morgan Stanley Wealth Management. See “Supplemental information regarding plan of distribution (conflicts of interest); secondary markets (if any)”.

The estimated initial value of the securities as of the pricing date is expected to be between $897.10 and $927.10. The range of the estimated initial value of the securities was determined on the date hereof by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the securities, see “Risk Factors — Fair value considerations” and “— Limited or no secondary market and secondary market price considerations” beginning on page 11 of this document.

The securities involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 10.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this document, the accompanying product supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

You should read this document together with the accompanying product supplement and the accompanying prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Product supplement dated October 31, 2018	Prospectus dated October 31, 2018

Contingent Income Auto-Callable Securities with Daily Coupon Observation due on or about September 30, 2021 $• Based on the Performance of the shares of the iShares® MSCI Brazil ETF

Additional Information about UBS and the Securities

UBS AG (“UBS”) has filed a registration statement (including a prospectus as supplemented by a product supplement) with the Securities and Exchange Commission (the “SEC”) for the securities to which this document relates. Before you invest, you should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC web site is 0001114446.

You may access these documents on the SEC website at www.sec.gov as follows:

▪	Prospectus dated October 31, 2018: http://www.sec.gov/Archives/edgar/data/1114446/000119312518314003/d612032d424b3.htm
▪	Product supplement dated October 31, 2018: http://www.sec.gov/Archives/edgar/data/1114446/000091412118002085/ub47016353-424b2.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, the “securities” refers to the Contingent Income Auto-Callable Securities with Daily Coupon Observation that are offered hereby. Also, references to the “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated October 31, 2018, and references to the “accompanying product supplement” mean the UBS product supplement titled “Market-Linked Securities Product Supplement”, dated October 31, 2018.

You should rely only on the information incorporated by reference or provided in this document, the accompanying product supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this document, the accompanying product supplement or the accompanying prospectus is accurate as of any date other than the date on the front of the document.

UBS reserves the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. In the event of any changes to the terms of the securities, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

In the event of any discrepancies between this document, the accompanying product supplement and the accompanying prospectus, the following hierarchy will govern: first, this document; second, the accompanying product supplement; and finally, the accompanying prospectus.

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Contingent Income Auto-Callable Securities with Daily Coupon Observation due on or about September 30, 2021 $• Based on the Performance of the shares of the iShares® MSCI Brazil ETF

Investment Summary

The Contingent Income Auto-Callable Securities with Daily Coupon Observation due on or about September 30, 2021 based on the performance of the shares of the iShares® MSCI Brazil ETF, which we refer to as the securities, provide an opportunity for investors to earn a contingent payment, which is an amount equal to $30.625 (equivalent to 12.25% per annum of the stated principal amount) per security, with respect to each observation period during which the closing price of the underlying fund is equal to or greater than 65.00% of the initial price, which we refer to as the downside threshold level, on each trading day during the applicable observation period. The contingent payment, if any, will be payable on the relevant contingent payment date, which is the third business day after the related observation end date, except that the contingent payment date for the final determination date will be the maturity date. It is possible that the closing price of the underlying fund could remain less than the downside threshold level for extended periods of time or even throughout the term of the securities so that you may receive few or no contingent payments.

If the closing price is equal to or greater than the call threshold level on any of the observation end dates other than the final determination date, the securities will be automatically redeemed for an early redemption amount equal to the stated principal amount plus any contingent payment otherwise payable with respect to the related observation period. If the securities have not previously been redeemed early and the final price is equal to or greater than the downside threshold level and the closing price of the underlying fund is equal to or greater than the downside threshold on each trading day during the final observation period, the payment due at maturity will be the sum of the stated principal amount plus the contingent payment otherwise payable with respect to the final observation period. If the securities are not redeemed early and the final price is equal to or greater than the downside threshold level but the closing price of the underlying fund is less than the downside threshold on a trading day during the final observation period, the payment at maturity will be equal to the stated principal amount. If, however, the securities are not redeemed early and the final price is less than the downside threshold level, investors will be exposed to the decline in the closing price of the underlying fund, as compared to the initial price, on a 1 to 1 basis and investors will be entitled to receive the cash value, which will be equal to the exchange ratio multiplied by the final price. The cash value on the final determination date will be less than 65.00% of the stated principal amount of the securities and could be zero. Investors in the securities must be willing to accept the risk of losing a significant portion and, in extreme situations, all of their initial investment and also the risk of not receiving any contingent payments. In addition, investors will not participate in any appreciation of the underlying fund.

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Contingent Income Auto-Callable Securities with Daily Coupon Observation due on or about September 30, 2021 $• Based on the Performance of the shares of the iShares® MSCI Brazil ETF

Key Investment Rationale

The securities offer the opportunity for investors to earn a contingent payment equal to $30.625 (equivalent to 12.25% per annum of the stated principal amount) per security, with respect to each observation period during which the closing price or the final price is equal to or greater than 65.00% of the initial price, which we refer to as the downside threshold level, on each trading day for the applicable observation period. The securities may be redeemed early for an early redemption amount equal to the stated principal amount per security plus any applicable contingent payment otherwise payable with respect to the related observation period. The payment at maturity will vary depending on the final price, as follows:

Scenario 1

On any observation end date other than the final determination date, the closing price is equal to or greater than the call threshold level.

▪ The securities will be automatically redeemed early for an early redemption amount equal to the stated principal amount plus any contingent payment otherwise payable with respect to the related observation period. The related contingent payment will be paid only if the closing price of the underlying fund is equal to or greater than the downside threshold level on each trading day during the applicable observation period.

▪ Investors will not participate in any appreciation of the underlying fund from the initial price.

Scenario 2

The securities are not automatically redeemed early and the final price is equal to or greater than the downside threshold level and the closing price of the underlying fund is equal to or greater than the downside threshold level on each trading day during the final observation period.

▪ The payment due at maturity will be the stated principal amount plus the contingent payment with respect to the final determination date.

▪ Investors will not participate in any appreciation of the underlying fund from the initial price.

Scenario 3

The securities are not automatically redeemed early and the final price is equal to or greater than the downside threshold level. However, the closing price of the underlying fund is less than the downside threshold level on any trading day during the final observation period.

▪ The payment due at maturity will be the stated principal amount.

▪ Investors will not participate in any appreciation of the underlying fund from the initial price and will not receive a contingent payment on the maturity date.

Scenario 4

The securities are not automatically redeemed early and the final price is less than the downside threshold level.

▪ The payment due at maturity will be the cash value.

▪ Investors will lose a significant portion and may lose all of their initial investment in this scenario.

Investing in the securities involves significant risks. You may lose a significant portion and, in extreme situations all of your initial investment. Any payment on the securities, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the securities and you could lose all of your initial investment.

The securities will not pay a contingent payment on a contingent payment date (including the maturity date) if the closing price is less than the downside threshold level on any trading day during the applicable observation period. The securities will not be subject to an early redemption if the closing price is less than the call threshold level on an observation end date. If the securities are not redeemed early, you will lose a significant portion and, in extreme situations, all of your initial investment at maturity if the final price is less than the downside threshold level.

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Contingent Income Auto-Callable Securities with Daily Coupon Observation due on or about September 30, 2021 $• Based on the Performance of the shares of the iShares® MSCI Brazil ETF

Investor Suitability

The securities may be suitable for you if:

▪	You fully understand the risks of an investment in the securities, including the risk of loss of all of your initial investment.
▪	You can tolerate a loss of a significant portion or all of your initial investment and are willing to make an investment that may have the same downside market risk as an investment in the underlying fund.
▪	You believe the closing price of the underlying fund will be equal to or greater than the downside threshold level on each trading day during the term of the securities.
▪	You understand and accept that you will not participate in any appreciation in the price of the underlying fund and that any potential positive return is limited to the contingent payments specified herein.
▪	You can tolerate fluctuations in the price of the securities prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying fund.
▪	You would be willing to invest in the securities based on the contingent payment, the downside threshold level and the call threshold level specified on the cover hereof.
▪	You are willing to forgo any dividends paid on the underlying fund and you do not seek guaranteed current income from this investment.
▪	You are willing to invest in securities that may be redeemed prior to the maturity date and you are otherwise willing to hold such securities to maturity, a term of approximately 2 years, and accept that there may be little or no secondary market.
▪	You are willing to assume the credit risk of UBS for all payments under the securities, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.
▪	You understand that the estimated initial value of the securities determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the securities, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The securities may not be suitable for you if:

▪	You do not fully understand the risks of an investment in the securities, including the risk of loss of all of your initial investment.
▪	You require an investment designed to provide a full return of principal at maturity.
▪	You cannot tolerate a loss of a significant portion or all of your initial investment, or you are not willing to make an investment that may have the same downside market risk as an investment in the underlying fund.
▪	You believe that the price of the underlying fund will decline during the term of the securities and is likely to be less than the downside threshold level on any trading day during the term of the securities.
▪	You seek an investment that participates in the full appreciation in the price of the underlying fund or that has unlimited return potential.
▪	You cannot tolerate fluctuations in the price of the securities prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying fund.
▪	You would be unwilling to invest in the securities based on the contingent payment, the downside threshold level or the call threshold level specified on the cover hereof.
▪	You prefer to receive any dividends paid on the underlying fund or you seek guaranteed current income from this investment.
▪	You are unable or unwilling to hold securities that may be redeemed prior to the maturity date, or you are otherwise unable or unwilling to hold such securities to maturity, a term of approximately 2 years, or you seek an investment for which there will be an active secondary market.
▪	You are not willing to assume the credit risk of UBS for all payments under the securities, including any repayment of principal.

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Contingent Income Auto-Callable Securities with Daily Coupon Observation due on or about September 30, 2021 $• Based on the Performance of the shares of the iShares® MSCI Brazil ETF

How the Securities Work

The following diagrams illustrate the potential outcomes for the securities depending on (1) the closing price and (2) the final price.

Diagram #1: Observation End Dates Other Than the Final Determination Date

Diagram #2: Payment at Maturity if No Automatic Early Redemption Occurs

For more information about the payout upon an early redemption or at maturity in different hypothetical scenarios, see “Hypothetical Examples” beginning on the following page.

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Contingent Income Auto-Callable Securities with Daily Coupon Observation due on or about September 30, 2021 $• Based on the Performance of the shares of the iShares® MSCI Brazil ETF

Hypothetical Examples

The below examples are based on the following terms and are purely hypothetical (the actual terms of your security will be determined on the pricing date and will be specified in the applicable pricing supplement; amounts may have been rounded for ease of analysis):

Hypothetical Initial Price:	$40.00
Hypothetical Call Threshold Level:	$40.00, which is equal to 100.00% of the initial price
Hypothetical Downside Threshold Level:	$26.00, which is 65.00% of the initial price
Hypothetical Exchange Ratio*:	25, which is the stated principal amount divided by the hypothetical initial price
Hypothetical Contingent Payment:	$30.625 (equivalent to 12.25% per annum of the stated principal amount) per security
Stated Principal Amount:	$1,000.00 per security
*	UBS has elected to pay the cash value if the final price is less than the downside threshold level.

In Examples 1 and 2 the closing price of the underlying fund fluctuates over the term of the securities and the closing price of the underlying fund is equal to or greater than the hypothetical call threshold level of $40.00 on one of the observation end dates (other than the final determination date). Because the closing price is equal to or greater than the call threshold level on one of the observation end dates (other than the final determination date), the securities are redeemed early on the related contingent payment date. In Examples 3 and 4, the closing price on each of the observation end dates (other than the final determination date) is less than the call threshold level, and, consequently, the securities are not redeemed early, and remain outstanding until maturity.

	Example 1			Example 2
Observation Periods	A. Lowest Hypothetical Closing Price During the Applicable Observation Period B. Hypothetical Closing Price on the Applicable Observation End Date or Final Valuation Date	Contingent Payment	Early Redemption Amount*	A. Lowest Hypothetical Closing Price During the Applicable Observation Period B. Hypothetical Closing Price on the Applicable Observation End Date or Final Valuation Date	Contingent Payment	Early Redemption Amount
#1	A. $35.00 (at or above downside threshold level) B. $42.00 (at or above call threshold level)	—*	$1,030.625	A. $35.00 (at or above downside threshold level) B. $38.00 (below call threshold level)	$30.625	N/A
#2	N/A	N/A	N/A	A. $25.00 (below downside threshold level) B. $33.00 (below call threshold level)	$0	N/A
#3	N/A	N/A	N/A	A. $25.00 (below downside threshold level) B. $48.00 (at or above call threshold level)	—	$1,000.00
#4 - #9	N/A	N/A	N/A	N/A	N/A	N/A
Final Determination Date	N/A	N/A	N/A	N/A	N/A	N/A
Payment at Maturity	N/A			N/A
*	The early redemption amount includes the unpaid contingent payment with respect to the observation end date on which the closing price is equal to or greater than the call threshold level and the securities are redeemed early as a result.

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Contingent Income Auto-Callable Securities with Daily Coupon Observation due on or about September 30, 2021 $• Based on the Performance of the shares of the iShares® MSCI Brazil ETF

▪	In Example 1, the securities are redeemed early following the first observation end date as the closing price on the first observation end date is equal to or greater than the call threshold level. As the closing price was equal to or greater than the downside threshold level on each trading day during the first observation period, you receive an early redemption amount of $1,030.625, which includes the stated principal amount plus the contingent payment with respect to the first observation period. You receive the early redemption amount, calculated as follows:

Stated Principal Amount + Contingent Payment = $1,000.00 + $30.625 = $1,030.625

In this example, the early redemption feature limits the term of your investment to approximately 3 months and you may not be able to reinvest at comparable terms or returns. If the securities are redeemed early, you will stop receiving contingent payments. Your total return per security in this example is $1,030.625 (a 3.0625% total return on the securities).

▪	In Example 2, the securities are redeemed early following the third observation end date as the closing price on the third observation end date is equal to or greater than the call threshold level. As the closing price is equal to or greater than the downside threshold level on each trading day during the first observation period, you receive the contingent payment of $30.625 with respect to the first observation period. As the closing price was less than the downside threshold level on a trading day during the third observation period, you receive an early redemption amount of $1,000.00, which reflects the stated principal amount but does not include the contingent payment with respect to the third observation period.
You receive the early redemption amount, calculated as follows:

Stated Principal Amount of $1,000.00

In this example, the early redemption feature limits the term of your investment to approximately 9 months and you may not be able to reinvest at comparable terms or returns. If the securities are redeemed early, you will stop receiving contingent payments. Further, although the underlying fund has appreciated by 20% from its initial price on the third determination date, you only receive $1,000.00 per security and do not benefit from such appreciation. When added to the contingent payment of $30.625 received in respect of prior observation periods, UBS will have paid you a total of $1,030.625 per security for a 3.0625% total return on the securities.

	Example 3			Example 4
Observation Periods	A. Lowest Hypothetical Closing Price During the Applicable Observation Period B. Hypothetical Closing Price on the Applicable Observation End Date or Final Valuation Date	Contingent Payment	Early Redemption Amount*	A. Lowest Hypothetical Closing Price During the Applicable Observation Period B. Hypothetical Closing Price on the Applicable Observation End Date or Final Valuation Date	Contingent Payment	Early Redemption Amount
#1	A. $22.00 (below downside threshold level) B. $30.00 (below call threshold level)	$0	N/A	A. $23.00 (below downside threshold level) B. $35.00 (below call threshold level)	$0	N/A
#2	A. $25.00 (below downside threshold level) B. $33.00 (below call threshold level)	$0	N/A	A. $20.00 (below downside threshold level) B. $30.00 (below call threshold level)	$0	N/A
#3 - #9	A. Various (all below downside threshold level) B. Various (all below call threshold level)	$0	N/A	A. Various (all below downside threshold level) B. Various (all below call threshold level)	$0	N/A
Final Determination Date	A. $19.00 (below downside threshold level) B. $20.00 (below downside threshold level)	—*	N/A	A. $28.00 (at or above downside threshold level) B. $36.00 (at or above downside threshold level)	—*	N/A
Payment at Maturity	$500.00			$1,030.625
*	The final contingent payment, if any, will be paid at maturity.

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Contingent Income Auto-Callable Securities with Daily Coupon Observation due on or about September 30, 2021 $• Based on the Performance of the shares of the iShares® MSCI Brazil ETF

Examples 3 and 4 illustrate the payment at maturity per security based on the final price.

▪	In Example 3, the closing price of the underlying fund is less than the downside threshold level on a trading day during each observation period throughout the term of the securities and the closing price is less than the call threshold level on every observation end date. As a result, you do not receive any contingent payment during the term of the securities and the securities are not automatically redeemed prior to maturity. Furthermore, because the final price is less than the downside threshold level on the final valuation date, you are fully exposed to the decline in the closing price of the underlying fund. As the final price is less than the downside threshold level, investors will receive the cash value at maturity, calculated as follows:

Cash Value = Exchange Ratio x Final Price

$500.00 = 25 x $20.00

In this example, your payment at maturity is significantly less than the stated principal amount. Your total return per security in this example is $500.00 (a 50.00% loss on the securities).

▪	In Example 4, during each of the first through ninth observation periods, the closing price of the underlying fund is less than the downside threshold level on a trading day during each such observation period. As a result, you do not receive a contingent payment with respect to any of those observation periods. Also, the closing price is less than the call threshold level on each related observation end date so the securities are not automatically redeemed prior to maturity. Furthermore, on the final determination date, the closing price of the underlying fund decreases from the initial price to a final price of $36.00. Although the final price is less than the initial price, because the closing price is equal to or greater than the downside threshold level on each trading day during the final observation period, and the final price is equal to or greater than the downside threshold level, you receive the stated principal amount plus a contingent payment with respect to the final determination date. Your payment at maturity is calculated as follows:

$1,000.00 + $30.625 = $1,030.625

In this example, although the final price represents a 10.00% decline from the initial price, you receive the stated principal amount per security plus the contingent payment, equal to a total payment of $1,030.625 per security at maturity. Your total return per security in this example is $1,030.625 (a 3.0625% total return on the securities).

Investing in the securities involves significant risks. The securities differ from ordinary debt securities in that UBS is not necessarily obligated to repay the full amount of your initial investment. If the securities are not redeemed early, you may lose a significant portion or all of your initial investment. Specifically, if the securities are not redeemed early and the final price is less than the downside threshold level, UBS has elected to deliver to you the cash value, which is expected to be worth significantly less than your stated principal amount resulting in a loss of a significant portion or all of your initial investment.

The securities will not pay a contingent payment if the closing price is less than its downside threshold level on any determination date. The securities will not be subject to an early redemption if the closing price is less than its call threshold level on any determination date.

Any payment to be made on the securities, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the securities and you could lose all of your initial investment.

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Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement. We urge to consult your investment, legal, tax, accounting and other advisors before you invest in the securities.

▪	The securities do not guarantee the return of any principal and your investment in the securities may result in a loss. The terms of the securities differ from those of ordinary debt securities in that the securities do not guarantee the payment of regular interest or the return of any of the stated principal amount at maturity. Instead, if the securities have not been redeemed early and if the final price is less than the downside threshold level, you will be exposed to the decline in the closing price of the underlying fund, as compared to the initial price, on a 1 to 1 basis and you will receive for each security that you hold at maturity the cash value, which is equal to the exchange ratio multiplied by the final price. The cash value of those shares on the final determination date will be less than 65.00% of the stated principal amount and could be zero.
▪	Contingent repayment of stated principal amount only at maturity. If your securities are not redeemed prior to maturity, you should be willing to hold your securities to maturity. If you are able to sell your securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the then-current price of the underlying fund is equal to or greater than the downside threshold level.
▪	You may not receive any contingent payments. UBS will not necessarily make periodic payments on the securities. If the closing price of the underlying fund on any trading day during an observation period is less than the downside threshold level, UBS will not pay you the contingent payment applicable to such observation period on the corresponding observation end date. If this continues for each observation period during the term of the securities, UBS will not pay you any contingent payments during the term of, and you will not receive a positive return on, your securities. Generally, this non-payment of the contingent payment coincides with a period of greater risk of principal loss on your securities.
▪	Your potential return on the securities is limited and you will not participate in any appreciation of the underlying fund. The return potential of the securities is limited to the pre-specified contingent payment rate, regardless of the appreciation of the underlying fund. In addition, your return on the securities will vary based on the number of observation periods for which the requirements of the contingent payment have been met prior to maturity or an early redemption. Furthermore, if the securities are redeemed prior to maturity, you will not receive any contingent payments or any other payment in respect of any observation periods after the applicable contingent payment date, and your return on the securities could be less than if the securities remained outstanding until maturity. If the securities are not redeemed prior to maturity, you may be subject to the depreciation in the price of the underlying fund even though you cannot participate in any appreciation in the price of the underlying fund. As a result, the return on an investment in the securities could be less than the return on a direct investment in the underlying fund.
▪	Higher contingent payments are generally associated with a greater risk of loss. Greater expected volatility with respect to the underlying fund reflects a higher expectation as of the pricing date that the closing price of such stock could close less than its downside threshold level on the final determination date of the securities. This greater expected risk will generally be reflected in a higher contingent payment rate for that security. “Volatility” refers to the frequency and magnitude of changes in the price of the underlying fund. However, while the contingent payment rate is set on the pricing date, a stock’s volatility can change significantly over the term of the securities. The closing price of the underlying fund for your securities could fall sharply, which could result in the loss of all or a substantial portion of your initial investment.

▪       The securities are subject to the credit risk of UBS AG, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities. Investors are dependent on UBS AG’s ability to pay all amounts due on the securities, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to affect adversely the market value of the securities. If we were to default on our payment obligations, you may not receive any amounts owed to you under the securities and you could lose a significant portion or all of your initial investment.

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▪	Single fund risk. The return on the securities, which may be positive or negative, is linked to the performance of the underlying fund and indirectly linked to the value of the underlying constituents on each trading day during the term of the securities. The closing price of the underlying fund can rise or fall sharply due to factors specific to that underlying fund, its underlying constituents, and the issuer of such underlying fund (the “underlying fund issuer”), such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. You, as an investor in the securities, should make your own investigation into the underlying fund issuer and the underlying fund for your securities. For additional information regarding the underlying fund, please see “Information about the Underlying Fund” below and the underlying fund issuer’s SEC filings referred to in this section. We urge you to review financial and other information filed periodically by the underlying fund issuer with the SEC.

▪        Fair value considerations.

o	The issue price you pay for the securities will exceed their estimated initial value. The issue price you pay for the securities will exceed their estimated initial value as of the pricing date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and projected profits. As of the close of the relevant markets on the pricing date, we will determine the estimated initial value of the securities by reference to our internal pricing models and the estimated initial value of the securities will be set forth in the applicable pricing supplement. The pricing models used to determine the estimated initial value of the securities incorporate certain variables, including the price, volatility and any dividends paid on the underlying fund, prevailing interest rates, the term of the securities and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance costs, projected profits and the difference in rates will reduce the economic value of the securities to you. Due to these factors, the estimated initial value of the securities as of the pricing date will be less than the issue price you pay for the securities.
o	The estimated initial value is a theoretical price and the actual price that you may be able to sell your securities in any secondary market (if any) at any time after the pricing date may differ from the estimated initial value. The value of your securities at any time will vary based on many factors, including the factors described above and in “—Single fund risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the pricing date, if you attempt to sell the securities in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the securities determined by reference to our internal pricing models. The estimated initial value of the securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your securities in any secondary market at any time.
o	Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the securities as of the pricing date. We may determine the economic terms of the securities, as well as hedge our obligations, at least in part, prior to the pricing date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the securities cannot be determined as of the pricing date and any such differential between the estimated initial value and the issue price of the securities as of the pricing date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the securities.

▪        Limited or no secondary market and secondary market price considerations.

o	There may be little or no secondary market for the securities. The securities will not be listed or displayed on any securities exchange or any electronic communications network. UBS Securities LLC and its affiliates intend, but are not required to make a market for the securities and may stop making a market at any time. If you are able to sell your securities prior to maturity, you may have to sell them at a substantial loss. Furthermore, there can be no assurance that a secondary market for the securities will develop. The estimated initial value of the securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your securities in any secondary market at any time.

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o	The price at which UBS Securities LLC and its affiliates may offer to buy the securities in the secondary market (if any) may be greater than UBS’ valuation of the securities at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements. For a limited period of time following the issuance of the securities, UBS Securities LLC or its affiliates may offer to buy or sell such securities at a price that exceeds (i) our valuation of the securities at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such securities following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental information regarding plan of distribution (conflicts of interest); secondary markets (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the securities, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the securities. As described above, UBS Securities LLC and its affiliates are not required to make a market for the securities and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Securities LLC reflects this temporary positive differential on its customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.
o	Price of securities prior to maturity. The market price of the securities will be influenced by many unpredictable and interrelated factors, including the price of the underlying fund; the volatility of the underlying fund; any dividends paid on the underlying fund; the time remaining to the maturity of the securities; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS and the then current bid-ask spread for the securities.
o	Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices. All other things being equal, the use of the internal funding rates described above under “—Fair value considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the securities in any secondary market.
▪	Investors will not participate in any appreciation in the closing price of the underlying fund and will not have the same rights as holders of the underlying fund. Investors will not participate in any appreciation in the closing price of the underlying fund from the initial price, and the return on the securities will be limited to the contingent payment that is paid with respect to each observation end date on which the closing price or the final price is equal to or greater than the downside threshold level. It is possible that the closing price of the underlying fund could be less than the downside threshold level on any trading day during most or all of the observation periods so that you will receive few or no contingent payments. If you do not earn sufficient contingent payments over the term of the securities, the overall return on the securities may be less than the amount that would be paid on a conventional debt security of the issuer of comparable maturity. Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying fund.
▪	There can be no assurance that the investment view implicit in the securities will be successful. It is impossible to predict whether the closing price of the underlying fund will rise or fall. The closing price of the underlying fund will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying fund. You should be willing to accept the downside risks of owning equities in general and the underlying fund in particular, and to assume the risk that, if the securities are not redeemed early, you may lose a significant portion or all of your initial investment.
▪	Early redemption risk. The term of your investment in the securities may be limited to as short as approximately three months by the early redemption feature of the securities. If the securities are redeemed early, you will receive no more contingent payments and may be forced to invest in a lower interest rate environment and may not be able to reinvest the proceeds from an investment in the securities at a comparable return for a similar level of risk.

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▪       The underlying fund is an ETF and its value may not completely track the value of the underlying constituents. Although the trading characteristics and valuations of ETFs such as the underlying fund will usually mirror the characteristics and valuations of the underlying constituents, their values may not completely track the values of their underlying constituents. The value of the underlying fund will reflect transaction costs and fees that the underlying constituents do not have. In addition, although the underlying fund is currently listed for trading on an exchange, there is no assurance that an active trading market will continue for the underlying fund or that there will be liquidity in the trading market.

▪       Fluctuation of the net asset value (the “NAV”). The NAV of the underlying fund may fluctuate with changes in the market value of the underlying constituents. The market price of the underlying fund may fluctuate in accordance with changes in NAV and supply and demand on the applicable stock exchanges. Furthermore, the underlying constituents may be unavailable in the secondary market during periods of market volatility, which may make it difficult for market participants to accurately calculate the intraday NAV per share of the underlying fund and may adversely affect the liquidity and prices of the underlying fund, perhaps significantly. For any of these reasons, the market price of the underlying fund may differ from its NAV per share and may trade at, above or below its NAV per share.

▪       Failure of the underlying fund to track the level of its target index. While the underlying fund is designed and intended to track the level of a specific index (the “target index”), as specified under “Information About the Underlying Fund”, various factors, including fees and other transaction costs, will prevent the underlying fund from correlating exactly with changes in the level of the target index. Accordingly, the performance of the underlying fund will not be equal to the performance of its target index during the term of the securities.

▪       The underlying fund utilizes a passive indexing investment approach. The underlying fund is not managed according to traditional methods of “active” investment management, which involve the buying and selling of securities based on economic, financial and market analysis and investment judgment. Instead, the underlying fund, utilizing a “passive” or indexing investment approach, attempts to approximate the investment performance of the target index by investing in a portfolio of stocks that generally replicate the target index. Therefore, unless a specific stock is removed from the target index, the underlying fund generally would not sell a stock because the stock’s issuer was in financial trouble. In addition, the underlying fund is subject to the risk that the investment strategy of its investment adviser may not produce the intended results.

▪       The calculation agent can make antidilution and reorganization adjustments that affect the payment to you at maturity. For antidilution and reorganization events affecting the underlying fund, the calculation agent may make adjustments to the initial price, downside threshold level and/or final price, as applicable, and any other term of the securities. However, the calculation agent will not make an adjustment in response to every corporate event that could affect the underlying fund. If an event occurs that does not require the calculation agent to make an adjustment, the market value of the securities and any payments on the securities, including the payment at maturity, may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made by the calculation agent. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in the accompanying product supplement or this document as necessary to achieve an equitable result. Following a delisting, discontinuance or other suspension from trading of the underlying fund, the determination as to whether the contingent payment is payable to you on any coupon payment date, whether the securities are subject to an early redemption or the amount you receive at maturity may be based on the share of another ETF. The occurrence of these events and the consequent adjustments may materially and adversely affect the value of the securities and any payments on the securities, including your payment at maturity, if any. Regardless of any of the events discussed above, any payment on the securities is subject to the creditworthiness of UBS. For more information, see the sections “General Terms of the Securities — Antidilution Adjustments for Securities Linked to an Underlying Equity or Equity Basket Asset” and “—Reorganization Events for Securities Linked to an Underlying Equity or Equity Basket Asset” in the accompanying product supplement.

▪       UBS cannot control actions by the underlying fund issuer and the underlying fund issuer has no obligation to consider your interests. UBS and its affiliates are not affiliated with the underlying fund issuer and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the closing price. The underlying fund issuer is not involved in the securities offering in any way and has no obligation to consider your interest as an owner of the securities in taking any actions that might affect the market value of, or any payments on, your securities.

▪       Potential UBS impact on the underlying fund or an underlying constituent — Trading or transactions by UBS or its affiliates in the underlying fund or any underlying constituent, listed and/or over-the-counter options, futures, exchange-traded funds or other instruments with returns linked to the performance of the underlying fund or any underlying constituent or the target index, may adversely affect the market price or level of the underlying fund during any observation period or on the final determination date and, therefore, the market value of the securities and any payout to you of any contingent payments or at maturity.

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▪       Potential conflict of interest. UBS and its affiliates may engage in business with any underlying constituent issuer, which may present a conflict between the obligations of UBS and you, as a holder of the securities. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS and which will make potentially subjective judgments. The calculation agent will determine whether the contingent payment is payable to you on any contingent payment date, whether the securities are subject to an early redemption and the payment at maturity of the securities, if any, based on observed closing prices of the underlying fund. The calculation agent can postpone the determination of the initial price, closing price or final price of the underlying fund (and therefore the related contingent payment date or maturity date, as applicable) if a market disruption event occurs and is continuing, on the pricing date, an observation end date or any other trading day during the term of the securities.

As UBS determines the economic terms of the securities, including the contingent payment, call threshold level and downside threshold level, and such terms include the underwriting discount, hedging costs, issuance costs and projected profits, the securities represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.

▪       Potentially inconsistent research, opinions or recommendations by UBS. UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the securities and the underlying fund to which the securities are linked.

▪	Hedging and trading activities by the calculation agent and its affiliates could potentially affect the value of the securities. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the securities on or prior to the pricing date and prior to maturity could adversely affect the value of the underlying fund. These hedging or trading activities on or prior to the pricing date could potentially affect the initial price and, as a result, the downside threshold level. Additionally, these hedging or trading activities during the term of the securities could potentially affect the price of the underlying fund on the observation end dates and, accordingly, whether the securities are redeemed early and, if the securities are not called prior to maturity, the payout to you at maturity. It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the securities declines.
▪	The securities are not bank deposits. An investment in the securities carries risks which are very different from the risk profile of a bank deposit placed with UBS or its affiliates. The securities have different yield and/or return, liquidity and risk profiles and would not benefit from any protection provided to deposits.
▪	If UBS experiences financial difficulties, FINMA has the power to open restructuring or liquidation proceedings in respect of, and/or impose protective measures in relation to, UBS, which proceedings or measures may have a material adverse effect on the terms and market value of the securities and/or the ability of UBS to make payments thereunder. The Swiss Financial Market Supervisory Authority (“FINMA”) has broad statutory powers to take measures and actions in relation to UBS if (i) it concludes that there is justified concern that UBS is over-indebted or has serious liquidity problems or (ii) UBS fails to fulfill the applicable capital adequacy requirements (whether on a standalone or consolidated basis) after expiry of a deadline set by FINMA. If one of these pre-requisites is met, FINMA is authorized to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. The Swiss Banking Act grants significant discretion to FINMA in connection with the aforementioned proceedings and measures. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. The resolution regime of the Swiss Banking Act is further detailed in the FINMA Banking Insolvency Ordinance (“BIO-FINMA”). In a restructuring proceeding, FINMA, as resolution authority, is competent to approve the resolution plan. The resolution plan may, among other things, provide for (a) the transfer of all or a portion of UBS’ assets, debts, other liabilities and contracts (which may or may not include the contractual relationship between UBS and the holders of securities) to another entity, (b) a stay (for a maximum of two business days) on the termination of contracts to which UBS is a party, and/or the exercise of (w) rights to terminate, (x) netting rights, (y) rights to enforce or dispose of collateral or (z) rights to transfer claims, liabilities or collateral under contracts to which UBS is a party, (c) the conversion of UBS’ debt and/or other obligations, including its obligations under the securities, into equity (a “debt-to-equity” swap), and/or (d) the partial or full write-off of obligations owed by UBS (a “write-off”), including its obligations under the securities. The BIO-FINMA provides that a debt-to-equity swap and/or a write-off of debt and other obligations (including the securities) may only take place after (i) all debt instruments issued by UBS qualifying as additional tier 1 capital or tier 2 capital have been converted into equity or written-off, as applicable, and (ii) the existing equity of UBS has been fully cancelled. While the BIO-FINMA does not expressly address the order in which a write-off of debt instruments other than debt instruments qualifying as additional tier 1 capital or tier 2 capital should occur, it states that debt-to-equity swaps should occur in the following order: first, all subordinated claims not qualifying as

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regulatory capital; second, all other claims not excluded by law from a debt-to-equity swap (other than deposits); and third, deposits (in excess of the amount privileged by law). However, given the broad discretion granted to FINMA as the resolution authority, any restructuring plan in respect of UBS could provide that the claims under or in connection with the securities will be partially or fully converted into equity or written-off, while preserving other obligations of UBS that rank pari passu with, or even junior to, UBS’ obligations under the securities. Consequently, holders of securities may lose all of some of their investment in the securities. In the case of restructuring proceedings with respect to a systemically important Swiss bank (such as UBS), the creditors whose claims are affected by the restructuring plan will not have a right to vote on, reject, or seek the suspension of the restructuring plan. In addition, if a restructuring plan has been approved by FINMA, the rights of a creditor to seek judicial review of the restructuring plan (e.g., on the grounds that the plan would unduly prejudice the rights of holders of securities or otherwise be in violation of the Swiss Banking Act) are very limited. In particular, a court may not suspend the implementation of the restructuring plan. Furthermore, even if a creditor successfully challenges the restructuring plan, the court can only require the relevant creditor to be compensated ex post and there is currently no guidance as to on what basis such compensation would be calculated or how it would be funded.
▪	Uncertain tax treatment. Significant aspects of the tax treatment of the securities are uncertain. You should consult your tax advisor about your tax situation. See “Tax Considerations” herein and “Material U.S. Federal Income Tax Consequences”, including the section “— Securities Treated as Prepaid Derivatives or Prepaid Forwards with Associated Contingent Coupons”, in the accompanying product supplement.

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Information about the Underlying Fund

iShares® MSCI Brazil ETF

We have derived all information contained herein regarding the iShares® MSCI Brazil ETF (the “EWZ Fund”) from publicly available information. Such information reflects the policies of, and is subject to change by BlackRock Fund Advisors (“BFA”), the investment advisor of the EWZ Fund. UBS has not undertaken an independent review or due diligence of any publicly available information regarding the EWZ Fund.

The EWZ Fund is one of the separate investment portfolios that constitute the iShares Trust. The EWZ Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Brazil 25/50 Index (The “Index”). The EWZ Fund will at all times invest at least 80% of its assets in the securities of the Index and depositary receipts representing the securities of the Index, and will generally invest at least 95% of its assets in such securities and depositary receipts. The EWZ Fund may invest the remainder of its assets in other securities, including securities not in the Index, but which BFA believes will help the EWZ Fund track the Index, and in other investments, including futures contracts, options on futures contracts, other types of options and swaps related to its Index, as well as cash and cash equivalents, including shares of money market funds advised by BFA or its affiliates.

BFA uses a representative sampling strategy to manage the EWZ Fund. Representative sampling is an indexing strategy that involves investing in a representative sample of the securities included in the Index that collectively has an investment profile similar to the Index. The securities selected are expected to have, in the aggregate, investment characteristics (based on market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the Index. The EWZ Fund may or may not hold all of the securities that are included in the Index.

The Index was developed by MSCI Inc. (“MSCI”) and is calculated, maintained and published by, MSCI Inc. MSCI is under no obligation to continue to publish, and may discontinue or suspend the publication of the Index at any time. The Index has been developed by MSCI as an equity benchmark for Brazilian stock performance, and is designed to measure equity market performance in the Brazilian market.

As of December 31, 2018, total fund operating expenses of the EWZ Fund are expected to accrue at an annual rate of 0.59% of the EWZ Fund’s average daily net asset value. Expenses of the EWZ Fund reduce the net value of the assets held by the EWZ Fund and, therefore, reduce the value of the shares of the EWZ Fund.

As of December 31, 2018, the EWZ Fund held stocks of Brazil companies in the following sectors: Financials (36.18%), Materials (16.77%), Energy (11.68%), Consumer Staples (10.26%), Consumer Discretionary (6.83%), Industrials (6.26%), Utilities (5.16%), Communication (2.50%), Real Estate (1.61%), Cash and/or Derivatives (0.93%), Information Technology (0.93%) and Health Care (0.90%).

In making your investment decision you should review the prospectus related to the EWZ Fund, dated December 28, 2018, filed by iShares, Inc. (the “EWZ Fund Prospectus”).

In making your investment decision you should pay particular attention to the sections of the EWZ Fund Prospectus entitled “A Further Discussion of Principal Risks” and “A Further Discussion of Other Risks.” UBS has not undertaken an independent review or due diligence of any publicly available information regarding the EWZ Fund Prospectus, and such information is not incorporated by reference in, and should not be considered part of, this document or any accompanying prospectus.

Information filed by iShares, Inc. with the SEC can be found by reference to its SEC file numbers: 033-97598 and 811-09102 or its CIK Code: 0000930667.

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Information as of market close on March 25, 2019:

Bloomberg Ticker Symbol:	EWZ UP <Equity>	52 Week High (on February 4, 2019):	$45.46
Current Stock Price:	$40.94	52 Week Low (on September 13, 2018):	$30.72
52 Weeks Ago (March 23, 2018):	$43.86

All disclosures contained in this document regarding the underlying fund are derived from publicly available information. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying fund. You should make your own investigation into the underlying fund.

The underlying fund is registered under the Exchange Act. Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the underlying fund issuer with the SEC can be reviewed electronically through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by the underlying fund issuer under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

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Historical Information

The table below sets forth the published high and low closing prices, as well as end-of-quarter closing price, of the underlying fund for the specified period. The closing price of the underlying fund on March 25, 2019 was $40.94 (the “hypothetical initial price”). The associated graph shows the closing prices of the underlying fund for each day from January 1, 2009 to March 25, 2019. The dotted lines represent a hypothetical downside threshold level of $26.61 and a hypothetical call threshold level of $40.94, which are equal to 65.00% and 100.00%, respectively, of the hypothetical initial price. The actual downside threshold level and call threshold level will be set on the pricing date. We obtained the information in the table below from Bloomberg Professional® service (“Bloomberg”), without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The historical performance of the underlying fund should not be taken as an indication of its future performance, and no assurance can be given as to the price of the underlying fund at any time, including on any trading day during the term of the securities.

iShares® MSCI Brazil ETF	High	Low	Period End
2015
First Quarter	$37.91	$29.31	$31.37
Second Quarter	$37.19	$32.24	$32.77
Third Quarter	$32.98	$20.64	$21.95
Fourth Quarter	$25.50	$20.68	$20.68
2016
First Quarter	$26.93	$17.33	$26.30
Second Quarter	$30.13	$24.96	$30.13
Third Quarter	$35.10	$29.03	$33.73
Fourth Quarter	$38.19	$31.11	$33.34
2017
First Quarter	$40.15	$34.46	$37.46
Second Quarter	$40.44	$32.75	$34.14
Third Quarter	$43.35	$33.88	$41.69
Fourth Quarter	$43.34	$37.74	$40.45
2018
First Quarter	$47.33	$41.68	$44.88
Second Quarter	$44.17	$31.00	$32.05
Third Quarter	$37.55	$30.72	$33.73
Fourth Quarter	$41.61	$33.71	$38.20
2019
First Quarter (through March 25, 2019)	$45.46	$40.43	$40.94

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The shares of the iShares® MSCI Brazil ETF – Daily Closing Prices January 1, 2009 to March 25, 2019

This document relates only to the securities offered hereby and does not relate to the underlying fund or other securities linked to the underlying fund. We have derived all disclosures contained in this document regarding the underlying fund from the publicly available documents described in the preceding paragraphs. In connection with the offering of the securities, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the underlying fund.

Neither the issuer nor any of its affiliates makes any representation to you as to the performance of the underlying fund.

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Additional Information about the Securities

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions:
Record date:	The record date for each contingent payment date shall be the date one business day prior to such scheduled contingent payment date; provided, however, that any contingent payment payable at maturity or upon redemption shall be payable to the person to whom the payment at maturity or early redemption amount, as the case may be, shall be payable.
Trustee:	U.S. Bank Trust National Association
Calculation agent:	UBS Securities LLC
Tax considerations:

The U.S. federal income tax consequences of your investment in the securities are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the securities. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Material U.S. Federal Income Tax Consequences”, including the section “— Securities Treated as Prepaid Derivatives or Prepaid Forwards with Associated Contingent Coupons”, in the accompanying product supplement and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Treasury Department (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Securities, and the following discussion is not binding on the IRS.

U.S. Tax Treatment. Pursuant to the terms of the securities, UBS and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize the securities as prepaid derivative contracts with respect to the underlying fund. If your securities are so treated, any contingent payment that is paid by UBS (including on the maturity date or upon early redemption) should be included in your income as ordinary income in accordance with your regular method of accounting for U.S. federal income tax purposes.

In addition, excluding amounts attributable to any contingent payment, you should generally recognize capital gain or loss upon the taxable disposition of your securities in an amount equal to the difference between the amount you receive at such time (other than amounts or proceeds attributable to a contingent payment or any amount attributable to any accrued but unpaid contingent payment) and the amount you paid for your securities. Subject to the constructive ownership rules, discussed below, such gain or loss should generally be long-term capital gain or loss if you have held your notes for one year (otherwise, such gain or loss should be short-term capital gain or loss if held for one year or less). The deductibility of capital losses is subject to limitations. Although uncertain, it is possible that proceeds received from the sale or exchange of your securities prior to a contingent payment date, but that could be attributed to an expected contingent payment, could be treated as ordinary income. You should consult your tax advisor regarding this risk.

Based on certain factual representations received from us, our counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that it would be reasonable to treat your securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the securities, it is possible that your securities could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the securities could differ materially and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences”, including the section “— Securities Treated as Prepaid Derivatives or Prepaid Forwards with Associated Contingent Coupons”, in the accompanying product supplement.

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Section 1260. Because the underlying fund would be treated as a “pass-thru entity” for purposes of Section 1260 of the Code, it is possible that the securities could be treated as a constructive ownership transaction under Section 1260 of the Code. If the securities were treated as a constructive ownership transaction, certain adverse U.S. federal income tax consequences could apply (i.e., all or a portion of any long-term capital gain that you recognize upon the taxable disposition or maturity of your securities could be recharacterized as ordinary income and you could be subject to an interest charge on any deferred tax liability with respect to such recharacterized gain). We urge you to read the discussion concerning the possible treatment of the securities as a constructive ownership transaction under “Material U.S. Federal Income Tax Consequences — Securities Treated as Prepaid Derivatives or Prepaid Forwards — Section 1260” in the accompanying product supplement.

Except to the extent otherwise required by law, UBS intends to treat your securities for U.S. federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences”, including the section “— Securities Treated as Prepaid Derivatives or Prepaid Forwards with Associated Contingent Coupons”, in the accompanying product supplement unless and until such time as the IRS and the Treasury determine that some other treatment is more appropriate.

Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the securities. According to Notice 2008-2, the IRS and the Treasury are actively considering whether the holder of an instrument such as the securities should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the securities will ultimately be required to accrue income currently in excess of any receipt of contingent payments and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance and potential impact of the above considerations.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any income or gain realized with respect to the securities, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the income tax. You should consult your tax advisor as to the consequences of the 3.8% Medicare tax with respect to your investment in the securities.

Specified Foreign Financial Assets. Certain U.S. holders that own “specified foreign financial assets” in excess of an applicable threshold may be subject to reporting obligations with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the securities.

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Non-U.S. Holders. The U.S. federal income tax treatment of the contingent payments is unclear. Subject to Section 871(m) of the Code and FATCA, as discussed below, our counsel is of the opinion that contingent payments paid to a non-U.S. holder that provides us (and/or the applicable withholding agent) with a fully completed and validly executed applicable IRS Form W-8 should not be subject to U.S. withholding tax and we do not intend to withhold any tax on contingent payments. However, it is possible that the IRS could assert that such payments are subject to U.S. withholding tax, or that another withholding agent may otherwise determine that withholding is required, in which case we or the other withholding agent may withhold up to 30% on such payments (subject to reduction or elimination of such withholding tax pursuant to an applicable income tax treaty). We will not pay any additional amounts in respect of such withholding. Subject to Section 871(m) of the Code, discussed below, gain from the taxable disposition of a security generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S., (ii) the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied, or (iii) the non-U.S. holder has certain other present or former connections with the U.S.

Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2018. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2021.

Based on our determination that the securities are not “delta-one” with respect to the underlying fund or any U.S. underlying constituent, our counsel is of the opinion that the securities should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations made upon issuance of the securities. If withholding is required, we will not make payments of any additional amounts.

Nevertheless, after issuance, it is possible that your securities could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the underlying fund, underlying consituents or your securities, and following such occurrence your securities could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the securities under these rules if you enter, or have entered, into certain other transactions in respect of the underlying fund, underlying constituents or the securities. If you enter, or have entered, into other transactions in respect of the underlying fund, underlying constituents or the securities, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your securities in the context of your other transactions.

Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the securities, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the securities.

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Foreign Account Tax Compliance Act. Legislation commonly referred to as the Foreign Account Tax Compliance Act (“FATCA”) generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the U.S. and the non-U.S. entity’s jurisdiction may modify these requirements. This legislation generally applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” income (“FDAP income”). Withholding (if applicable) applies to payments of U.S.-source FDAP income but, pursuant to certain Treasury regulations and IRS guidance, does not apply to payments of gross proceeds on the disposition (including upon retirement) of financial instruments. As the treatment of the securities is unclear, it is possible that any contingent payment with respect to the securities could be subject to the FATCA rules. If withholding applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld. Both U.S. and non-U.S. holders should consult their tax advisors regarding the potential application of FATCA to the securities.

Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of securities similar to the securities purchased after the bill was enacted to accrue interest income over the term of such securities despite the fact that there may be no interest payments over the term of such securities.

Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the securities to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.

It is not possible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your securities. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your securities.

Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the securities arising under the laws of any state, local, non-U.S. or other taxing jurisdiction.

Use of proceeds and hedging:

We will use the net proceeds we receive from the sale of the securities for the purposes we describe in the accompanying prospectus under “Use of Proceeds and Hedging.” We and/or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the securities as described below.

In connection with the sale of the securities, we and/or our affiliates may enter into hedging transactions involving the execution of long-term or short-term interest rate swaps, futures and option transactions or purchases and sales of securities before, on and after the pricing date of the securities. From time to time, we and/or our affiliates may enter into additional hedging transactions or unwind those we have entered into.

We and/or our affiliates may acquire a long or short position in securities similar to the securities from time to time and may, in our or their sole discretion, hold or resell those securities.

The hedging activity discussed above may adversely affect the market value of the securities from time to time and payment on the securities, including any payment at maturity. See “Risk Factors” beginning on page 10 of this document for a discussion of these adverse effects.

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Supplemental information regarding plan of distribution (conflicts of interest); secondary markets (if any):

Pursuant to the terms of a distribution agreement, UBS will agree to sell to UBS Securities LLC, and UBS Securities LLC will agree to purchase from UBS, the stated principal amount of the securities specified on the front cover of this document at the price to public less a fee of $25.00 per $1,000.00 stated principal amount of securities. UBS Securities LLC will agree to resell all of the securities to Morgan Stanley Wealth Management with an underwriting discount of $25.00 reflecting a fixed structuring fee of $5.00 and a fixed sales commission of $20.00 per $1,000.00 stated principal amount of securities that Morgan Stanley Wealth Management sells.

UBS, UBS Securities LLC or any other affiliate of UBS may use this document, the accompanying product supplement and the accompanying prospectus in a market-making transaction for any securities after their initial sale. In connection with the offering, UBS, UBS Securities LLC, any other affiliate of UBS or any other securities dealers may distribute this document, the accompanying product supplement and the accompanying prospectus electronically. Unless UBS or its agent informs the purchaser otherwise in the confirmation of sale, this document, the accompanying product supplement and the accompanying prospectus are being used in a market-making transaction.

Conflicts of Interest — UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the securities and, thus creates an additional conflict of interest within the meaning of FINRA Rule 5121. UBS Securities LLC is not permitted to sell securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the securities in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the securities at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the securities immediately after the pricing date in the secondary market is expected to exceed the estimated initial value of the securities as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 6 weeks after the pricing date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required to make a market for the securities and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the securities, see “Risk Factors — Fair value considerations” and “— Limited or no secondary market and secondary market price considerations” beginning on page 11 of this document.

Prohibition of Sales to EEA Retail Investors	The securities are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”), for offering or selling the securities or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the securities or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.
Contact:	Morgan Stanley Wealth Management clients may contact their local Morgan Stanley Wealth Management branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number 1-866-477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at 1-800-233-1087.

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You should rely only on the information incorporated by reference or provided in this preliminary pricing supplement, the accompanying product supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this preliminary pricing supplement is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS

Preliminary Pricing Supplement

Summary Terms	1
Additional Information about UBS and the Securities	2
Investment Summary	3
Key Investment Rationale	4
Investor Suitability	5
How the Securities Work	6
Hypothetical Examples	7
Risk Factors	10
Information about the Underlying Fund	16
Historical Information	18
Additional Information about the Securities	20

Product Supplement

Product Supplement Summary	PS-1
Specific Terms of Each Security Will Be Described in the Applicable Supplements	PS-1
The Securities are Part of a Series	PS-1
Denomination	PS-2
Coupons	PS-2
Early Redemption	PS-3
Payment at Maturity for the Securities	PS-3
Defined Terms Relating to Payment on the Securities	PS-4
Valuation Dates	PS-5
Valuation Periods	PS-6
Payment Dates	PS-6
Closing Level	PS-7
Intraday Level	PS-7
What are the Tax Consequences of the Securities?	PS-8
Risk Factors	PS-9
General Terms of the Securities	PS-29
Use of Proceeds and Hedging	PS-52
Material U.S. Federal Income Tax Consequences	PS-53
Certain ERISA Considerations	PS-75
Supplemental Plan of Distribution (Conflicts of Interest)	PS-76

Prospectus

Introduction	1
Cautionary Note Regarding Forward-Looking Statements	3
Incorporation of Information About UBS AG	5
Where You Can Find More Information	6
Presentation of Financial Information	7
Limitations on Enforcement of U.S. Laws Against UBS, Its Management and Others	7
UBS	8
Swiss Regulatory Powers	11
Use of Proceeds	12

Description of Debt Securities We May Offer	13
Description of Warrants We May Offer	33
Legal Ownership and Book-Entry Issuance	48
Considerations Relating to Indexed Securities	53
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	56
U.S. Tax Considerations	59
Tax Considerations Under the Laws of Switzerland	70
Benefit Plan Investor Considerations	72
Plan of Distribution	74
Conflicts of Interest	75
Validity of the Securities	76
Experts	76

$• UBS AG Contingent Income Auto-Callable Securities with Daily Coupon Observation due on or about September 30, 2021

Preliminary Pricing Supplement dated March 26, 2019 (To Product Supplement dated October 31, 2018 and Prospectus dated October 31, 2018)

UBS Investment Bank UBS Securities LLC